Exhibit 3.7

AMENDED AND RESTATED SHAREHOLDER VOTING RIGHT TRUST AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDER VOTING RIGHT TRUST AGREEMENT (this “Agreement”) is made and effective as of November 30, 2015 by and among: NetEase Information Technology (Beijing) Co., Ltd. (“NetEase Beijing” or the “Company”), Beijing Guangyitong Advertising Co., Ltd. ( “Guangyitong”), Mr. William Lei Ding (“William”) and Mr. Xiaojun Hui (“Xiaojun”).  Unless otherwise defined, capitalized terms used herein shall have the meaning assigned to them in the Original Agreement (as defined below).

WHEREAS, NetEase Beijing, William and Bo Ding (“Bo”) were parties to the Shareholder Voting Right Trust Agreement, dated May 12, 2000, which was amended and novated pursuant to the Amendment and Novation of Shareholder Voting Right Trust Agreement by and among NetEase Beijing, William, Bo, Xiaojun and Guangyitong and acknowledged by Guangzhou NetEase Computer System Co., Ltd. (“Guangzhou NetEase”), dated May 1, 2014 (collectively, the “Original Agreement”);

WHEREAS, prior to or on the date of this Agreement, Guangzhou NetEase has transferred 79% of the equity interest in Guangyitong to William and 1% of the equity interest in Guangyitong to Ms. Li Li (collectively, the “Equity Transfers”), upon the completion of which Guangzhou NetEase will cease to be a shareholder of Guangyitong;

WHEREAS, in connection with the Equity Transfers, the parties hereto have agreed that the Original Agreement will be amended and restated in its entirety with effect from the date hereof on the terms and conditions set forth below, such that the rights, obligations and liabilities under the Original Agreement will relate to William and Xiaojun, in their respective capacities as direct shareholders of Guangzhou NetEase, and not in William’s capacity as a direct shareholder of Guangyitong.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.              Termination.  All rights, obligations and liabilities of Guangyitong under the Original Agreement shall be terminated from the date hereof and be of no further force and effect, including any rights and obligations which may have accrued prior to such termination, and each party expressly waives any claim it may have in respect thereof.

2.              Arrangements relating to Guangzhou NetEase.

(a)         Each of William and Xiaojun hereby irrevocably entrusts the Company to represent him to exercise all the voting rights to which he is entitled as a shareholder of Guangzhou NetEase pursuant to the applicable laws and the memorandum and articles of association of Guangzhou NetEase.

(b)         The Company hereby accepts the respective entrustment by William and Xiaojun to represent each of them to exercise all the voting rights to which William and Xiaojun respectively is entitled as  a shareholder of Guangzhou NetEase pursuant to applicable laws and the memorandum and articles of association of Guangzhou NetEase.

3.              Term. The valid term of this Agreement shall be 20 years from May 12, 2010, which can be renewed upon agreement of the parties at the time of its expiration.

4.              Miscellaneous.

(a)         Governing Law.  This Agreement shall be governed by and construed in accordance with the PRC law.

(b)         Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto relating to the subject matters hereof.

(c)          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

(d)         Amendment. This Agreement  can only be amended or terminated by the written consent of all parties hereto other than Guangyitong (except with respect to Section 1 hereof, the amendment of which shall require the written consent of Guangyitong).

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date first set forth above.

NetEase Information Technology
(Beijing) Co., Ltd.

(Seal)

Beijing Guangyitong Advertising Co.,
Ltd.

(Seal)

William Lei Ding

/s/ William Lei Ding

Xiaojun Hui

/s/ Xiaojun Hui

Acknowledged and agreed by:

Guangzhou NetEase Computer System Co., Ltd.
(Seal)